Exhibit 5.1

Harney Westwood & Riegels Craigmuir Chambers PO Box 71, Road Town Tortola VG1110, British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

15 September 2015

Jacqueline.Daley@harneys.com

+1 284 852 2569

043011.0010/JAD

China Ceramics Co., Ltd

Junbing Industrial Zone

Anhai

Jinjiang City

Fujian Province

People’s Republic of China

Dear Sirs

China Ceramics Co., Ltd., Company, Company No 1542549 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Securities Act), and the form of indenture (the Indenture) and the base prospectus (the Prospectus) included therein, relating to the offering by the Company of its shares, debt securities or warrants.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability for an unlimited duration under the BVI Business Companies Act (No 16 of 2004), and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

A list of partners is available for inspection at our offices. Mauritius legal services provided through association with BLC Chambers. Opn China Ceramics F-3 2015.docx	Anguilla | British Virgin Islands | Cayman Islands Cyprus | Mauritius | London | Hong Kong Montevideo | Singapore | Vancouver www.harneys.com

2	Authorised Shares. The Company is authorised to issue a maximum of 51,000,000 shares of US$0.001 par value each, of a single class.

3	Valid Issuance of Shares. On the assumption that any shares (including any shares issuable upon the conversion of the Company’s debt securities or the exercise of its warrants, as applicable) which are issued pursuant to the Registration Statement have been duly authorized for issuance prior to issuance, when such shares have been issued, allotted and paid for in the manner described in and pursuant to the resolution of directors approving the issuance, the terms of the Registration Statement and/or the Prospectus (including any supplement thereto) and registered in the register of members (shareholders), such shares will be legally issued and allotted, and credited as fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of the shares). The shares, when issued in accordance with the warrant agreement, upon exercise of warrants, will be validly issued, fully paid and non-assessable when duly authorized for issuance by a resolution of directors prior to issuance and registered in the register of members (shareholders).

4	Limited Liability. The liability of shareholders of the Company is limited to the amount, if any, unpaid on their shares. On the basis that all shares in the Company are fully paid, there is no rule of British Virgin Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

5	Indenture. With respect to any offering of any debt securities (the Offered Debt Securities), when (i) the relevant Indenture, if applicable, has been duly executed and delivered, (ii) an appropriate prospectus supplement with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Offered Debt Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Debt Securities and related matters; (v) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the relevant Indenture so as not to violate any applicable law or the Company’s Memorandum and Articles of Association or result in a default under or breach of any agreement or instrument binding upon the Company; and (vi) the Offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the relevant Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor: (1) the Offered Debt Securities, when issued and sold in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be the binding obligations of the Company under the laws of the jurisdiction governing the Indenture; and (2) if the Offered Debt Securities are convertible or exchangeable into shares, the shares issuable upon conversion or exchange of the Offered Debt Securities will be duly authorized, validly issued, fully paid and non-assessable, assuming the conversion or exchange of the Offered Debt Securities is in accordance with the terms of the relevant Indenture.

6	Warrants. With respect to any offering of warrants by the Company (the Warrants), when (i) an appropriate prospectus supplement with respect to the Warrants has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (ii) if the Warrants are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Warrants has been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Warrants and related matters, including the adoption of the warrant agreement with respect to Warrants to purchase debt securities or the warrant agreement with respect to Warrants to purchase shares, (individually, a Warrant Agreement), as the case may be, for the Warrants; (iv) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Company’s Memorandum and Articles of Association so as not to violate any applicable law or the Company’s Memorandum and Articles of Association or result in a default under or breach of any agreement or instrument binding upon the Company; and (v) the Warrant Agreement for the Warrants has been duly executed and delivered and certificates representing the Warrants have been duly executed, countersigned, registered and delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor: (1) the Warrants, when issued and sold in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase, warrant or agency agreement, will be legal binding obligations of the Company under the law of the jurisdiction governing such agreements, including the warrant agreement; (2) if the Warrants are exercisable for shares, the shares issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and non-assessable, assuming the exercise of the Warrants is in accordance with the terms of the Warrant Agreement with respect to Warrants to purchase shares; and (3) if the Warrants are exercisable for debt securities, the debt securities issuable upon exercise of the Warrants will be binding obligations of the Company, assuming the relevant Indenture has been duly executed and delivered and assuming the exercise of the Warrants is in accordance with the terms of the Warrant Agreement with respect to Warrants to purchase debt securities and is in accordance with the terms of such Indenture.

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This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading Legal Matters and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully
/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

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 Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 15 September 2015;

2	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 20 August 2015 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 15 September 2015;

4	the records of proceedings on file with, and available for inspection on 15 September 2015 at the High Court of Justice, British Virgin Islands;

5	a copy of the unanimous written resolutions of the board of directors of the Company dated 5 August 2015 approving the filing of the Registration Statement (the Resolutions); and

6	the Registration Statement

(1 - 6 above are the Corporate Documents).

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the issuance of the shares in accordance with the Registration Statement to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

2	Authenticity of Documents. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

3	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

5	Resolutions. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

5	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

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